Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(415) 408-4700

Willis Lease Finance Corporation Reports Record
Quarterly Pre-tax Profit of $27.8 million

COCONUT CREEK, FL — May 6, 2019 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported pre-tax profit of $27.8 million and total revenues of $103.8 million in the first quarter of 2019. The Company’s first quarter 2019 pre-tax results were driven by continued revenue growth in the core leasing business, an increase in trading activity and continuing spare parts sales. Aggregate lease rent and maintenance reserve revenues were $73.7 million for the first quarter of 2019.

“Our continued growth and the Company’s record quarterly revenue and pre-tax profits of $103.8 million and $27.8 million, respectively, speak to the market’s recognition of the value of the Willis Platform,” said Charles F. Willis, Chairman and CEO. “We continue to see a global client base leveraging our broad product offering of core lease services, materials, fleet transition solutions, asset management and materials services.”

“We are very pleased with our growth and financial results in the first quarter,” said Brian R. Hole, President. “We are even more excited, though, that our customers continue to subscribe to our message that it is more efficient to borrow an engine from us when they need it than it is to buy multiple new engines and deploy permanent capital in assets that are, by definition, ‘spare’.”

First Quarter 2019 Highlights (at or for the periods ended March 31, 2019, as compared to March 31, 2018, and December 31, 2018):

•	Total revenue increased by 47.2% to $103.8 million in the first quarter of 2019, compared to $70.5 million in the same quarter of 2018.

•	Lease rent revenue achieved a record quarterly high of $48.4 million in the first quarter of 2019; 22.0% growth from $39.6 million in the same quarter of 2018.

•	Quarterly Maintenance reserve revenue increased by $9.9 million, or 64.2%, to $25.4 million in the first quarter of 2019, compared to $15.4 million in the prior year period.

•	Spare parts and equipment sales increased by 34.8% to $17.5 million in the first quarter of 2019, compared to $13.0 million in the same quarter of 2018.

•	Earnings before tax were a record high $27.8 million in the first quarter of 2019, compared to $9.6 million in the same quarter of 2018.

•	Average utilization for the first quarter of 2019 increased to 89% from 86% in the comparable prior year quarter.

•	Our equipment lease portfolio was $1.605 billion at March 31, 2019, compared to $1.673 billion at December 31, 2018.

•
The book value of 311 lease assets we own directly or through our joint ventures was $2.0 billion at March 31, 2019. As of March 31, 2019, the Company also managed 437 engines, aircraft and related equipment on behalf of third parties.

•	The Company maintained $498 million of undrawn revolver capacity at March 31, 2019.

•	The Company repurchased a total of 7,671 shares of common stock in the first quarter of 2019 under the Company’s repurchase plan for $0.3 million.

•	Diluted weighted average earnings per common share was $3.35 per share for the first quarter of 2019.

•	Book value per diluted weighted average common share outstanding increased to $51.43 at March 31, 2019, compared to $47.43 at December 31, 2018.

Balance Sheet

As of March 31, 2019, the Company had a total lease portfolio consisting of 244 engines, 13 aircraft, 10 other leased parts and equipment and one marine vessel with a net book value of $1.605 billion. As of December 31, 2018, the Company had a total lease portfolio consisting of 244 engines and related equipment, 17 aircraft and 10 other leased parts and equipment, with a net book value of $1.673 billion.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary Willis Asset Management Limited, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018	% Change
REVENUE
Lease rent revenue	$48,369	$39,644	22.0%
Maintenance reserve revenue	25,350	15,440	64.2%
Spare parts and equipment sales (1)	17,502	12,986	34.8%
Gain on sale of leased equipment (1)	9,570	545	1,656.0%
Other revenue	2,978	1,882	58.2%
Total revenue	103,769	70,497	47.2%

EXPENSES
Depreciation and amortization expense	20,258	17,355	16.7%
Cost of spare parts and equipment sales (1)	14,412	11,388	26.6%
Write-down of equipment	1,105	—	—%
General and administrative	21,440	15,611	37.3%
Technical expense	1,788	3,677	(51.4)%
Interest expense	17,879	13,595	31.5%
Total expenses	76,882	61,626	24.8%

Earnings from operations	26,887	8,871	203.1%
Earnings from joint ventures	946	747	26.6%
Income before income taxes	27,833	9,618	189.4%
Income tax expense	6,955	2,536	174.3%
Net income	20,878	7,082	194.8%
Preferred stock dividends	801	801	—%
Accretion of preferred stock issuance costs	21	20	5.0%
Net income attributable to common shareholders	$20,056	$6,261	220.3%

Basic weighted average earnings per common share	$3.47	$1.03
Diluted weighted average earnings per common share	$3.35	$1.00

Basic weighted average common shares outstanding	5,779	6,104
Diluted weighted average common shares outstanding	5,978	6,256
———————
(1) Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers and has identified the transfer of engines and airframes from the lease portfolio to the Spare Parts segment for part out as sales to customers in accordance with the ordinary operations of our Spare Parts reportable segment. As such, we present the sale of these assets on a gross basis and have reclassified the gross revenue and costs of sale to the Spare parts and equipment sales and Cost of spare parts and equipment sales line items from the net gain (loss) presentation within the Gain on sale of leased equipment line item. The reclassification resulted in an increase in Spare parts and equipment sales of $6.7 million, a decrease in Gain on sale of leased equipment of $0.1 million and an increase in Cost of spare parts and equipment sales of $6.6 million for the three months ended March 31, 2018.

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$12,181	$11,688
Restricted cash	68,452	70,261
Equipment held for operating lease, less accumulated depreciation	1,605,120	1,673,135
Maintenance rights	14,763	14,763
Equipment held for sale	629	789
Receivables, net of allowances	24,986	23,270
Spare parts inventory	47,038	48,874
Investments	54,253	47,941
Property, equipment & furnishings, less accumulated depreciation	27,758	27,679
Intangible assets, net	1,359	1,379
Notes receivable	30,854	238
Other assets	18,109	14,926
Total assets	$1,905,502	$1,934,943

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$32,410	$42,939
Deferred income taxes	96,995	90,285
Debt obligations	1,297,836	1,337,349
Maintenance reserves	93,979	94,522
Security deposits	22,212	28,047
Unearned revenue	5,057	5,460
Total liabilities	1,548,489	1,598,602

Redeemable preferred stock ($0.01 par value)	49,575	49,554

Shareholders’ equity:
Common stock ($0.01 par value)	62	62
Paid-in capital in excess of par	563	—
Retained earnings	306,912	286,623
Accumulated other comprehensive (loss) income, net of tax	(99)	102
Total shareholders’ equity	307,438	286,787
Total liabilities, redeemable preferred stock and shareholders’ equity	$1,905,502	$1,934,943